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Exhibit 18

LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLES

October 14, 2003

TRC Companies, Inc.
4 Waterside Crossing
Windsor, CT 06095

Dear Sirs/Madams:

We have audited the financial statements of TRC Companies, Inc. as of June 30, 2003, and for the year ended June 30, 2003, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated October 14, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for long-term fixed price contracts effective July 1, 2002. The Company recognizes revenue on long-term fixed price contracts based on its measure of performance over the contract in accordance with applicable literature. The Company's change in accounting method is a change in the determination of its measure of progress towards completion for long-term fixed price contracts where the measurement of progress towards completion is based on the total contract costs incurred to date versus total contract costs estimated at completion. Note 2 to such financial statements contains a description of your adoption during the year ended June 30, 2003 of the measurement of progress towards completion being based on the total contract costs incurred to date versus total contract costs estimated at completion. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/  DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Costa Mesa, California

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  Exhibit 18
LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLES